            IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                      IN AND FOR NEW CASTLE COUNTY

--------------------------------------x
UNITED STATES SURGICAL CORPORATION,
a Delaware Corporation and USS
ACQUISITION CORP., a Delaware
Corporation,                                           Civil Action No. 15223NC

                     Plaintiffs,

            -against-

RICHARD A. AUHLL, R. BRUCE
THOMPSON, HAROLD R. FRANK,
RUDOLF R. SCHULTE, PAUL W.
HARTLOFF, JR., JOHN BLOKKER,
GEORGE A. CLOUTIER and
CIRCON CORPORATION, a Delaware
Corporation,

                     Defendants.
--------------------------------------x


                NOTICE AND MOTION FOR PRELIMINARY INJUNCTION
                --------------------------------------------

                TO:     Raymond J. DiCamillo
                        Richards, Layton & Finger
                        One Rodney Square
                        Tenth Floor
                        P.O. Box 551
                        Wilmington, DE 19801

          PLEASE TAKE NOTICE that Plaintiffs United States Surgical Corporation and USS Acquisition Corp., by their undersigned attorneys, hereby move for a preliminary injunction:

          (a) enjoining Defendants from appointing or otherwise naming Richard A. Auhll to the board of directors of Circon Corporation after he has not been elected by a vote of stockholders at Circon's next annual meeting of stockholders; and

          (b) granting plaintiffs such other and further relief as the Court shall deem just and proper.

          The grounds for the relief requested are set forth in Plaintiffs' Supplemental and Amended Complaint.

                                       SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM LLP

                                       By /s/ Paul J. Lockwood
                                          -----------------------------------
                                          Edward P. Welch
                                          Paul J. Lockwood
                                          One Rodney Square
                                          P.O. Box 636
                                          Wilmington, Delaware 19899
                                          (302) 651-3000

                                          Attorneys for Plaintiffs
                                          UNITED STATES SURGICAL
                                          CORPORATION and
                                          USS ACQUISITION CORP.

Of Counsel:
Barry H. Garfinkel
George A. Zimmerman
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM
919 Third Avenue
New York, NY 10022
(212) 735-3000

Thomas R. Bremer
Scott Spitzer
UNITED STATES
  SURGICAL CORPORATION
150 Glover Avenue
Norwalk, CT 06850
(203) 845-1000

DATED: September 15, 1997

            IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                      IN AND FOR NEW CASTLE COUNTY

--------------------------------------
UNITED STATES SURGICAL CORPORATION,
a Delaware Corporation, and USS
ACQUISITION CORP., a Delaware
Corporation,                                           Civil Action No. 15223

                     Plaintiffs,

            -against-

RICHARD A. AUHLL, R. BRUCE
THOMPSON, HAROLD R. FRANK,
RUDOLF R. SCHULTE, PAUL W.
HARTLOFF, JR., JOHN BLOKKER,
GEORGE A. CLOUTIER and
CIRCON CORPORATION, a Delaware
Corporation,

                     Defendants.
--------------------------------------

                  AMENDED AND SUPPLEMENTAL COMPLAINT
                  ----------------------------------

     Plaintiffs United States Surgical Corporation and USS Acquisition Corp. (together, "U.S. Surgical"), for their Amended and Supplemental Complaint, by their undersigned attorneys, allege, upon knowledge as to themselves and their own acts, and upon information and belief as to all other matters, as follows:

                     SUMMARY OF AMENDED COMPLAINT
                     ----------------------------

     1. On August 2, 1996 -- more than one year ago -- U.S. Surgical commenced an all-cash tender offer (the "Original Offer") to acquire all of the outstanding shares of Circon Corporation ("Circon") for $18 per share -- an im-pressive 83% premium over the average price of Circon's stock for the ten days immediately preceding August 2. The Original Offer was fully financed and, therefore, was not conditioned on obtaining financing.

     2. The overwhelming majority of Circon's shareholders indicated, in no uncertain terms, their strong desire to accept the Original Offer. EIGHTY PER CENT (80%) of the shares not owned by Circon's incumbent management were tendered into the Original Offer. And despite being bombarded by management's repeated attempts falsely to denigrate the adequacy of the Offer, this same overwhelming majority of shareholders have continued to tender their shares for more than 13 months. This, notwithstanding that U.S. Surgical was forced to amend the original offering price (such amendments are referred to herein as the "Offers") to reflect the serious and continuing deterioration of Circon's business under the misguided tutelage of Richard A. Auhll ("Auhll"), Circon's Chairman and Chief Executive Officer, and his hand-picked Board of Directors.

     3. Despite this overwhelming show of support, Defendants determined to prevent stockholders from accepting the Offer -- or any other offer, regardless of price; and, to that end, erected a formidable barrier of anti-takeover devices, including several that have never before been approved by Delaware courts. First, Circon's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") which contains massive dilutive features that make any offer not blessed by incumbent management prohibitively expensive. Second, the Board adopted an unusually lucrative management compensation package ("the Compensation Plan") for the sole purpose of increasing the price of acquiring control of the company.

     4. Third, Defendants intend to rig the election of directors at the upcoming annual meeting on October 6 in order to ensure that Auhll remains a director -- EVEN AFTER HE IS VOTED OFF THE BOARD. Thus, Defendants have announced that in the event Auhll is voted out of office, Defendants intend to put him right back on the Board either by expanding the size of the Board, or otherwise creating a vacancy. Thus, unless this Court intervenes, Defendants will disenfranchise Circon's stockholders and render the upcoming election a futile exercise in failed shareholder democracy.

     5. Fourth, Defendants secretly added two handpicked directors to the Board and deliberately placed them in the class of directors which will not be up for re-election this year, so as to deprive stockholders of the opportunity to oust them at next month's annual meeting. Furthermore, as set forth below, by virtue of these actions,

Defendants will effectively delay, by at least one year, the ability of stockholders to elect a new Board majority.

     6. There can be no justification for the Board's adoption of this unprecedented combination of draconian defensive measures. They clearly were not adopted to provide management with time to arrange a superior alternative to the Offers, as confirmed by Circon's failure to undertake any efforts or negotiations concerning any alternative transactions in the 13 months since the announcement of the Original Offer. Nor is there any truth to Circon's public claim that these actions were necessary to protect its so-called "strategic plan," which Circon claims will some day provide superior value to the Offers. Rather, the actions complained of herein were designed for the primary purpose of cementing Auhll's control and domination of a company which he is determined to continue running as his own.

     7. This illicit purpose was confirmed shortly after the adoption of the Rights Plan and the Compensation Plan. On August 30, 1996, Auhll wrote to all Circon employees that "[w]e have retained expert financial and legal advisors to HELP US PREVAIL, NO MATTER WHAT USSC DOES." (Emphasis added) Thus, Circon's incumbent management had already decided to defeat any offer, regardless of the adverse consequences to Circon's stockholders; and their subsequent manipulation of the upcoming election process confirms their steadfast intention to make good on Auhll's threat.

     8. But even if Defendants were animated by a desire to protect their "strategic plan," history convincingly has discredited that plan as a failure, and proven that it is far inferior, and therefore must give way, to Plaintiffs' all cash, premium Offers. The strategic plan, as articulated in Circon's Schedule 14D-9, consists primarily of the alleged future synergies and benefits to be derived from Circon's acquisition in August 1995 (the "Acquisition") of Cabot Medical Corporation ("Cabot"). Circon claimed then, and claims now, that these future benefits will, at some unspecified date in the future, surpass the premium cash immediately available under the Offers.

     9. Circon has been extolling the virtues of the Acquisition for more than TWO YEARS, citing precisely the same alleged immediate cost-savings, synergistic integrations of Circon's and Cabot's sales forces, and steadily improved financial results that management has touted to justify their continuing refusal to permit stockholders to accept the U.S Surgical Offers. However, the actual results of Circon's "strategic plan" have been abysmal.

     10. Between the time of the Acquisition and the Original Offer, Circon's earnings and sales were down substantially; Circon substantially underperformed relative to its industry peers; and every earnings report issued during that time was worse then pre-Acquisition earnings and far below Circon's forecasts -- precisely the OPPOSITE of the results Circon had publicly projected.

     11. Furthermore, following the commencement of the Original Offer, Circon's performance has continued its downward spiral. For the first 6 months of 1997, Circon's net income and net income per share declined by 50% as compared to the first six months of 1996 -- which themselves were anemic. Indeed, by Circon's own admission, over the past 5 year period ended December 31, 1996, a period in which the cumulative performance of the stock of companies on the NASDAQ Composite Index has INCREASED by 127 per cent, and the stock of companies within Circon's industry has INCREASED by 21 per cent, Circon's stock performance has DECREASED by 54 per cent. Yet, while Circon stockholders have suffered dearly, Auhll and his fellow officers have thrived, enjoying handsome increases in their compensation over this period.

     12. In light of their sad track record, management's tired refrain concerning the "expected" future benefits of the Acquisition lacks any real credibility, and is undeserving of judicial deference. Defendants never had a strategy that they reasonably could have believed would exceed the value of the U.S. Surgical Offers to begin with, and certainly cannot maintain such a belief in good faith now. On the contrary, Defendants have invoked a "strategic plan" in a cynical effort to avail themselves of a boilerplate defense to which they are not entitled. In truth, the sole purpose and effect of Circon's defensive actions were to entrench current management, frustrate the desires of the overwhelming majority of Circon's shareholders to accept the Offers, and preclude stockholders from replacing management through the ballot box.

     13. Finally, Defendants have included numerous materially false and misleading statements in their Schedules 14D-9 and proxy statement in clear violation of their duties of loyalty and candor, all as more fully set forth below.

     14. Accordingly, Plaintiffs bring this Amended and Supplemental
Complaint to (i) enjoin defendants from reappointing Auhll to the Circon
Board after he is voted out of office at the upcoming annual meeting; and (ii) declare void defendants' appointment of Thompson and Cloutier to the Circon Board; (iii) enjoin defendants from distributing or triggering the exercise of any rights pursuant to the Rights Plan, and compel defendants to amend the Rights Plan to render it inapplicable to the Offers; and (iv) compel the defendants to terminate the Compensation Plan.

                                   THE PARTIES

     15. Plaintiff U.S. Surgical is a Delaware corporation, and is a leading multinational developer, manufacturer and marketer of innovative surgical wound closure products designed for use in the field of minimally invasive surgery. U.S. Surgical is the beneficial owner of 1,959,348 shares, or approximately 14.8%, of Circon's common stock.

     16. Plaintiff USS Acquisition is a Delaware corporation and a wholly-owned subsidiary of U.S. Surgical. USS Acquisition was incorporated as a vehicle for the acquisition of Circon.

     17. Defendant Circon is a Delaware corporation which designs, manufactures and markets medical endoscope and electro-surgery systems for diagnosis and minimally invasive surgery.

     18. Defendant Richard A. Auhll is the Chairman of the Board, President, and Chief Executive Officer of Circon. Auhll also is a member of the Compensation Committee that recommended adoption of the Compensation Plan to the Circon Board. For the year ended December 31, 1996, Auhll was paid a salary of $316,500 -- an increase of 6.2% over his salary for the prior year, notwithstanding Circon's abysmal performance -- a bonus of $39,274 and $10,538 in other compensation, including 401K contributions and insurance premiums paid by Circon on Auhll's behalf. Auhll engineered a leveraged buyout of Circon in 1977, and took the company public in 1983. Auhll owns 12% of Circon's outstanding shares of common stock.

     19. Defendant R. Bruce Thompson is Chief Financial Officer and an Executive Vice President of Circon. For the year ended December 31, 1996, Thompson was paid a salary of $176,000, a bonus of $26,860 and $5,312 in other compensation, including 401K contributions and insurance premiums paid by Circon on Thompson's behalf. Thompson was appointed, not elected, to the Board in June, 1997 -- a fact which was not disclosed to stockholders until last week. In addition, Defendants appointed Thompson to the class of directors who are not up for reelection until 1998 in order to ensure that stockholders could not vote him off the Board at the upcoming annual meeting.

     20. Defendant Harold R. Frank ("Frank") is a member of the Circon Board of Directors and has been since 1984. Frank is a member of the Compensation Committee that recommended adoption of the Compensation Plan to the Board.

     21. Defendant Rudolf R. Schulte ("Schulte") is a member of the Circon Board of Directors and has been since 1977. Schulte is a member of the Compensation Committee that recommended adoption of the Compensation Plan to the Board. Schulte also owns 3% of Circon's outstanding shares of common stock. Schulte has a long personal and professional relationship with Thompson who, prior to his joining Circon's board, held various positions at Heyer-Schulte Corporation, a company founded by Schulte.

     22. Defendant Paul W. Hartloff, Jr. ("Hartloff") is a member of the Circon Board of Directors and has been since 1991. Hartloff also served as Circon's Secretary from 1977 to 1988.

     23. Defendant John F. Blokker ("Blokker") is a member of the Circon Board of Directors and has been since 1991.

     24. Additional Defendant George A. Cloutier was appointed, not elected, to the Circon Board by Circon in April, 1997. In addition, Defendants appointed Cloutier to the class of directors who are not up for re-election until 1998 in order to ensure that stockholders could not vote him off the Board at the upcoming annual meeting.

     25. The Circon directors, by reason of their management positions and/or their representation on Circon's

Board of Directors, are liable as direct participants in, and as aiders and abettors of, the wrongs complained of herein in that they direct the actions taken by Circon, and control the contents of Circon's public statements and press releases.

                              FACTUAL BACKGROUND
                              ------------------

CIRCON'S LONG HISTORY OF INACCURATELY
ASSESSING THE ACQUISITION

     26. On April 25, 1995, Circon's management announced that it intended to acquire Cabot. From that day forward, Circon's management issued numerous public pronouncements proclaiming the synergies and benefits that were expected to be achieved in short order following consummation of the Acquisition.

     27. For example, the July 20, 1995 Circon and Cabot Joint Registration Statement and Prospectus ("Prospectus") seeking stockholder approval of the Acquisition, stated as follows:

     JOINT REASONS FOR THE MERGER

                                     * * *

     SALES FORCE

          The Circon and Cabot managements believe that the effective doubling of the U.S. direct sales force as a result of the Merger can permit significantly greater market penetration. Moreover, the broader product line should potentially enable the combined sales force to increase sales to existing accounts.

     SYNERGIES AND COST SAVINGS

          In addition to the potential synergies from broadening the product line, better utilization of the U.S. direct sales force, and pooling the complementary technological strengths of the two companies, the managements of Circon and Cabot anticipate significant cost savings can be realized from taking actions such as the elimination of duplicate trade show and marketing expenses, consolidation of certain administrative and finance functions, and rationalization of the use of some facilities.

     28. On August 31, 1995, Piper Jaffray, after obtaining key financial information directly from Circon, issued a report forecasting the following third and fourth quarter 1995 revenues, which turned out to be substantially higher than actual results:


               3rd Qtr.            4th Qtr.          1995 Year
            -------------       -------------       ------------
Revenues    $43.8 million       $46.5 million       $171 million

     29. Circon's management joined in disseminating bullish forecasts. For example, on September 20, 1995, R. Bruce Thompson, Circon's Chief Financial Officer, gave the following interview, broadcast on the DOW JONES INVESTOR NETWORK, in which he forecast earnings per share for 1995 of "70 to 75 cents" -- a figure which, as set forth below, turned out to be MORE THAN TWICE the actual results:

Turner: Where do you see the cost savings specifically coming from this merger?

Thompson:     Well, as I mentioned earlier, clearly in the marketing and sales efforts, this duplication of several hundred medical meetings a year that can be eliminated is a, is a major aspect of the cost savings. . . . SO, I THINK THERE ARE SEVERAL
              MILLION DOLLARS THAT CAN, CAN VERY QUICKLY AND EASILY BE
              ELIMINATED. (Emphasis added)

                                     * * *

Turner:       Can you give us an idea of your earnings outlook for 1995?

Thompson:     WELL, 1995, BEFORE THE ACQUISITION, WE WERE LOOKING FOR SALES
              GROWTH IN THE, IN THE 15 PERCENT OR SO RANGE AND WE WERE
              LOOKING FOR EARNINGS PER SHARE OF APPROXIMATELY 70 TO 75
              CENTS, and I think even with the, if you ignore the one-time charges that will be associated with the acquisition of Cabot, I THINK OVERALL WE WILL STILL BE IN THAT RANGE. (Emphasis added)

     30. On September 20, 1995, Piper Jaffray issued a report on Circon after having consulted with Circon management, which stated, among other things, "We expect a steady increase in the productivity of the 150 person direct sales force in the U.S. over the next two to three quarters" -- a view fully endorsed by Circon.

     31. Finally, after reporting its third quarter 1995 results, Circon executives spoke with securities analysts and told them, among other things, that they antici-pated strong fourth quarter 1995 revenues of over $45 million and earnings per share exceeding $.25 per share.

CIRCON FAILS TO ACHIEVE THE PREDICTED
BENEFITS OF THE ACQUISITION.

     32. On February 1, 1996, Circon reported its fourth quarter results. Circon's actual performance was dramatically worse than what had been publicly forecast only a few months before, and down from previous results for the comparable period. Specifically, sales were only $38.6 million -- far short of the $46.5 million forecast, and down from the $41.6 million of combined Circon/Cabot sales for the comparable period the prior year; and earnings per share were only $.08 -- a sharp decline from Circon's public forecast only months before of earnings per share exceeding $.25.

     33. Circon's financial results for the full year 1995 were equally disappointing. Sales totalled $160.4 million -- roughly $20 million LESS than Thompson had publicly forecast in September; and earnings per share (exclusive of the one time costs of the Acquisition) were $.33 -- LESS THAN ONE-HALF of the forecast level of $.70 - $.75.

     34. Circon's downward spiral continued through 1996. Sales for the quarter ended June 30, 1996 were $37.06 million, down 11.4% from 1995 second quarter sales of $41.83 million; and earnings per share dropped to $.03 from their already disappointing $.08 level for the fourth quarter of 1995.

     35. Circon was forced to concede that these poor results were due in large part to the disappointingly poor productivity of the combined Circon/Cabot U.S. sales force -- the precise synergy from the Acquisition which Circon had been trumpeting since April 1995. Moreover, Circon's previously unreserved optimism was replaced by their public confession, following on the heels of announcing the company's June 1996 quarterly performance, that:

     The productivity of the combined US Direct sales force has been below expectations. . . . There can be no assurance that integration
     [of product offerings and sales forces] will be accomplished successfully or achieve the expected synergies. . . . Failure to effectively accomplish the integration of the two companies could have a material adverse effect on Circon's results of operations and financial condition.

(Exhibit A) This, in stark contrast to Circon's previous assurances that "[t]he integration is well underway." Notably, Circon failed to disclose any of the above negative facts in its Schedule 14D-9 disclosures to stockholders, in which it continued to trumpet the expected synergies and benefits of the Acquisition as the primary reason for opposing the Offer and installing the Rights Plan.

     36. The market reflected Circon's continuing poor post-Acquisition performance in the valuation of Circon's stock, which fell to $8.75 per share in mid-July 1996 from its $23.50 per share trading price in mid-December 1995.

U.S. SURGICAL COMMENCES ITS INITIAL TENDER OFFER.

     37. On August 2, 1996, U.S. Surgical commenced the Original Offer -- a fully financed all-cash tender offer for all of the shares of Circon common stock for $18 per share. The Original Offer represented a premium of $7.50, or 83% above the average price of Circon's shares during the 10 days before the Offer was commenced. Pursuant to the terms of the Original Offer, as soon as practicable following its consummation, U.S. Surgical would have consummated a merger in which all non-tendered shares would be acquired for the same cash consideration of $18 per share.

     38. Circon's shareholders overwhelmingly endorsed the Original Offer. Eighty per cent (80%) of the shares not owned by Circon management tendered into the Original Offer; but were prevented from accepting the Offer due to the actions of Circon's Board, as set forth below.

CIRCON'S BOARD ADOPTS THE RIGHTS PLAN.

     39. On August 14, 1996, Circon's Board of Directors adopted the Rights Plan. Pursuant to the Rights Plan, Circon's Board of Directors declared a dividend of one preferred stock purchase right per share of common stock (a "Right"), payable to each of Circon's stockholders of record as of August 26, 1996. Each Right entitles the registered holder thereof to purchase from Circon, following the Distribution Date (as defined), one one-thousandth of a share of Circon's Series A Preferred Stock at an exercise price of $70. Furthermore, following the occurrence of certain other events, including the acquisition of 15% or more of Circon's common stock, each holder of a Right will be able to exercise that Right and purchase common stock of Circon (or the surviving company in the event of a merger) at half price. Because any current acquiror of 15% or more of Circon's common stock would not be entitled to exercise Rights in its possession, the dilutive effect of the Rights Plan, if implemented, on the value of such acquiror's common stock is overwhelming; and, as a result of this prohibitive economic consequence, the Rights Plan effectively precludes the Offers and proposed merger.

CIRCON'S PURPORTED JUSTIFICATION FOR THE RIGHTS PLAN.

     40. On August 14, 1996, Circon filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission, which stated the recommendation of the Circon Board of Directors that the Circon stockholders should reject the

Original Offer. Subsequently, Circon issued amended Schedules 14D-9 in response to the subsequent U.S. Surgical Offers, each time continuing to recommend that Circon stockholders reject the Offers. The Schedules 14D-9 set forth the following basis for that recommendation:

     At the August 13, 1996 meeting, the Board determined that the best means for providing value to its stockholders is for the Company to CONTINUE TO PURSUE ITS STRATEGIC PLAN and not to be put up for sale at this time. The Board unanimously concluded that the Offer is inadequate and not in the best interests of the Company and its stockholders. In particular, THE BOARD DETERMINED THAT THE COMPANY'S STRATEGIC PLAN OFFERS THE POTENTIAL FOR GREATER LONG-TERM BENEFITS FOR THE COMPANY'S STOCKHOLDERS THAN THE OFFER based on, among other things, greater opportunities for business expansion, revenue and earnings growth, AS WELL AS BENEFITS FOLLOWING THE FULL INTEGRATION OF THE BUSINESS OF CABOT MEDICAL CORPORATION ("CABOT") INTO THE COMPANY. (Emphasis added)

A copy of the Circon Schedule 14D-9 is attached as Exhibit B.

     41. In addition, the Circon Schedule 14D-9 disclosed that Circon is not engaged in, and is not undertaking, negotiations on any alternative transactions to the Offer that might benefit Circon's stockholders. Instead, Circon's now firmly entrenched management determined to compel its stockholders to stick with management's strategic plan -- the same plan which caused the value of Circon's shares to decline by over 60% between December 1995 and July

1996, and which is continuing to result in declining financial performance.

THE "REAL" REASON BEHIND THE RIGHTS PLAN.

     42. On or about August 30, 1996, Circon disseminated a letter signed by Auhll (the "Auhll Letter") to all Circon employees, and publicly filed the Letter as an amendment to the Circon Schedule 14D-9. A copy of the Auhll Letter is attached hereto as Exhibit C. After assuring employees that the Offer "has very little chance of success due to our defensive positions," Auhll showed his and his Board's true colors by declaring that: "We have retained expert financial and legal advisors TO HELP US PREVAIL, NO MATTER WHAT USSC DOES." (Exh. C at 1, 3) (emphasis added). Circon's determination, in advance, to defeat any future offer without first engaging in the careful analysis of such offer which directors are duty-bound to perform under Delaware law, convincingly disproves Circon's purported justification for the Rights Plan. In truth, the adoption of, and refusal to redeem, the Rights Plan was an act of entrenchment, pure and simple.

THE CIRCON COMPENSATION PLAN

     43. To add to its anti-takeover arsenal, on August 25, 1996, the Circon Board adopted three new "compensation" plans: the Circon Management Retention Plan, the

Circon Sales Force Retention Plan and the Circon Managers, Professionals and Key Contributors Retention Plan (collectively, the "Compensation Plan").
The stated purpose of the Compensation Plan was to incentivize employees and assuage the "disruptive effects of the Offer" or any other potential change of control of Circon. (Exh. D at 2) In truth, the Compensation Plan has nothing to do with incentivizing Circon's work force -- it was implemented solely to ensure that Circon's incumbent management will not be replaced.

     44. Under the Compensation Plan, 300 employees -- including Circon's senior executives, sales force, managers and other "professionals" and "key contributors" -- would be entitled to receive additional payments ranging from 75% of annual base pay (for management employees) to 250% of combined annual base salary and target bonus in the event of a change in control. These payments would not be limited to key employees who are terminated, or whose responsibilities are diminished, following a change in control. Rather, employees who remain employed 90 days or more following a change of control will receive between one-sixth and one-half of their total payments -- even if their employment is not adversely affected at all by the control change.

     45. Moreover, the current Circon Board -- and only the current Circon Board -- is free unilaterally to amend or terminate the Compensation Plan, or to remove any of its designated employees from participating therein. Obviously, a benefits plan that can be eliminated at any time provides no true incentive for Circon's employees to remain with the company, and does nothing to assuage any fears concerning continued employment in the event of a change in control. Rather, the only purpose and effect of such a plan is to substantially increase the acquisition expense to a potential acquiror -- an expense that would come directly out of the pockets of Circon stockholders, who otherwise would receive such funds as payments for their shares -- and thereby further entrench Circon's current management.

     46. The Circon Board also was grossly negligent in adopting the Compensation Plan. Among other things, the Board failed to ascertain the cost of the Compensation Plan, and therefore could not, and did not, have an adequate basis to weigh the relative costs and benefits, if any, to the company of adopting this highly unusual program.

CIRCON'S DECLINE CONTINUES.

     47. Circon's "strategic plan" has continued to be a resounding failure; and the downward trend has been re-markably consistent following the adoption of the Rights Plan and Compensation Plan. Circon's third quarter performance for 1996, after adjusting for non-recurring items, was below the third quarter for 1995: revenues were down 8.9%, gross profits were down 9.1% and operating income was down 53.4%.

     48. Due to Circon's lackluster results in the third quarter of 1996, U.S. Surgical reduced its offer to $17 per share on December 16, 1996 (the "$17 Offer") in order to reflect the deterioration in Circon's business. Despite this price reduction, the $17 Offer represented a price to earnings ratio of 100 times the trailing 12 months earnings, compared to the industry average price to earnings ratio of 16 times. Thus, the $17 Offer continued to represent a robust premium to Circon shareholders.

     49. In a December 18, 1996 letter to Circon's stockholders, Leon C. Hirsch, the Chairman of U.S. Surgical, explained that, in order for Circon's "strategic plan" to deliver value in excess of the $17 Offer, Circon would need to undergo an unprecedented sea-change in its historic performance:

   Assuming an industry average price/earnings ratio of 16 times, Circon management will need to deliver earnings per share (EPS) of $1.22 one year from now in order to equal the present value of today's $17 offer.
   To do this, Circon would need to im-
   prove operating margins to over 20% (vs. 6.1% today) at current sales levels, or increase sales to $500 million (an increase of 225% over the latest twelve months) at today's margins. Alternatively, if Circon improved both its sales and margins, Circon would, for example, still need to increase revenues by over 50% and more than double margins to over 13% to achieve EPS of $1.22 or achieve a combination of what USS believes are other equally improbable improvements. (Exhibit E)

     50. Notably, Circon has never disputed this analysis; and has not even approached, let alone achieved, this dramatic turn-around. Nevertheless, Circon continued to raise its discredited "strategic plan" as a shield behind which to justify its continuing refusal to redeem the Rights Plan and permit stockholders to accept the $17 Offer.

     51. Circon's stockholders resoundingly rejected management's recommendation. Indeed, stockholders responded to the $17 Offer with the same enthusiasm as they demonstrated for the Original Offer, as seventy-nine percent (79%) of the shares not owned by Circon management were tendered into the $17 Offer. Nevertheless, Circon's stockholders were prevented from receiving this premium price as a result of Defendants' continuing refusal to redeem the Rights Plan.

     52. Circon's dismal performance did not improve in 1997. Circon's first quarter of 1997 was well below the first quarter of 1996 after adjustment for non-recurring items: revenues were down 4%, gross profit down 3% and operating income down 44%.

U.S. SURGICAL COMMENCES THE LIMITED TENDER OFFER.

     53. On or about June 16, 1997, U.S. Surgical amended the $17 Offer to reduce the number of shares being tendered for to 973,174 shares of Circon stock, and to reduce the tender price to $14.50 per share (the "Limited Tender Offer"). The Limited Tender Offer was intended to raise U.S. Surgical's ownership of Circon shares to approximately 14.9%, the maximum number of shares that U.S. Surgical can own without triggering the Rights Plan. The Limited Tender Offer disclosed, among other things, that U.S. Surgical intended to commence a cash tender offer for all of the remaining shares of Circon stock for $16.50 per share after the Limited Tender Offer was completed.

     54. Circon's management again recommended that the stockholders not tender into the Limited Tender Offer. Nevertheless, the Limited Tender Offer was an overwhelming success, and was oversubscribed by approximately 400 percent. Pursuant to the terms of the Limited Tender Offer, on July 14, 1997, U.S. Surgical purchased 973,174 shares for $14.50, thus increasing its ownership to approximately 14.9 percent of Circon's shares.

U.S. SURGICAL COMMENCES THE OFFER

     55. On August 5, 1997 U.S. Surgical commenced the Offer, which is an all cash for all shares tender offer at a price of $16.50 per share. At the time it was first announced in June, the $16.50 offering price represented a price to earnings ratio of 180 times earnings of the trailing 12 months, compared to the industry average of 16 times. It is notable that Circon's poor performance had deteriorated so badly that the $16.50 price represents a HIGHER price to earnings ratio than did the previous $17 offering price. Nevertheless, Defendants again recommended that stockholders reject the Offer, and again refused to redeem the Rights Plan, continuing to trumpet the now totally discredited "strategic plan" as the basis for continuing to deprive stockholders of the opportunity to receive a premium for their shares.

DEFENDANTS PACK THE BOARD AND SKEW THE UPCOMING ELECTION.

     56. On July 28, 1997 U.S. Surgical announced its intention to nominate two individuals for election as directors for the two Board seats up for election at the 1997 annual meeting. U.S. Surgical also announced that it will propose for stockholder approval a non-binding resolution urging the Circon Board to arrange for a prompt sale of the company to the highest bidder.

     57. Not content with frustrating the desire of the overwhelming majority of the stockholders to tender their shares, Defendants embarked upon a scheme to skew the electoral process in order to disenfranchise stockholders of their right to elect their directors, and ensure that incumbent management, namely Auhll, will remain on the Board -- EVEN AFTER HE IS DEFEATED IN THE UPCOMING ELECTION.

     58. To that end, Defendants have announced that in the event that Auhll, the present Chairman and CEO, is voted off the Board at the upcoming election, the Circon Board "may" create a vacancy on the Board -- either by expanding the Board by one or by causing an incumbent director to resign -- and appoint Auhll right back on the Board to fill the newly-created vacancy. This, notwithstanding that Auhll will have been rejected by the holders of over 67% of the shares voted at the Annual Meeting (the vote required to reject Auhll under cumulative voting).

     59. Thus, unless enjoined, Defendants intend to hold a sham election on October 6; disregard the results of the vote; and put back on the Board the very individual whom shareholders will have overwhelmingly voted off the Board, and who has been the primary architect of the ill-conceived strategy that has prevented stockholders from obtaining a premium for more than a year.

     60. Furthermore, this is only the tip of the entrenchment iceberg. Defendants also unilaterally expanded the number of sitting directors by appointing two new directors, Defendants Thompson and Cloutier, to the Board in 1997. The appointment of Thompson was not even publicly announced until Circon issued its Proxy Statement two days ago. Furthermore, Thompson and Cloutier were placed in a Board class which is not up for election at this year's annual meeting, thereby ensuring that management's hand-picked appointees would be immune from being voted out of office by Circon's stockholders until at least late 1998 or, more likely 1999.

     61. By virtue of the foregoing, Defendants unilaterally have increased the time it will take to elect a new majority of the Circon Board by at least another year. Specifically, the Circon Board serves in staggered terms with one of three classes of directors up for re-election each year. At the time of the Original Offer, Circon had five directors -- two in Class I, one in Class II and two in Class III. Under this structure, it would have taken the stockholders of Circon two annual meetings to replace a majority of the Board.

     62. However, by packing the Board with two additional hand-picked directors in Class II, and expanding the

Board and re-appointing Auhll as a director even if he is voted out next month (he will have to be placed either in Class I or Class III), Defendants will improperly have lengthened this time frame. I.E., at next year's annual meeting, three Class II directors will be up for election. Due to cumulative voting, U.S. Surgical's nominees will have to obtain more than 75% of the vote in order to win all three seats. As Circon's incumbent management beneficially owns 16% of the shares, and it is a certainty that less than 100% of the outstanding shares are ever voted in elections, it will be a virtual mathematical impossibility for U.S. Surgical's third nominee to win a Board seat. In that event, at best, the Board will be split 4-4, and stockholders will have to wait yet one more year in order to elect a majority of the Board. Moreover, absent injunctive relief, Defendants' "musical chairs" entrenchment scheme can continue each year, with management simply expanding the size of the Board and packing the vacancies, thus forestalling indefinitely the right of stockholders to effectuate a change of control through the ballot box.

                                  COUNT ONE
                        [For Breach of Fiduciary Duty]

     63. Plaintiffs repeat each of the foregoing allegations as if fully set forth herein.

     64. The Defendants owe Circon stockholders the highest fiduciary duties of due care and loyalty. In this connection, Defendants are obligated to ensure that the election process is conducted with scrupulous fairness and without any advantage being conferred upon any candidate or slate. Furthermore, absent compelling circumstances, Defendants are prohibited from taking any action to impede or impair the effective exercise of the corporate franchise.

     65. Defendants have breached these obligations for the unlawful purpose of disenfranchising stockholders and preventing them from exercising their right to vote incumbent management off the Board. Specifically, Defendants have improperly rigged the election by (i) determining to reappoint Auhll to the Board if the stockholders vote not to re-elect him as a director at the October 6, 1997 annual meeting; (ii) appointing two additional directors to the class of directors that will not face election until next year's annual meeting of stockholders, which probably will not be held until 1999, in order to prevent shareholders from voting them off the Board at the upcoming election; and

(iii) unfairly lengthening the time it will take the stockholders of Circon to elect a majority of the Board. Defendants have no compelling justification for these actions.

     66. Defendants' action were primarily intended to, and will have the effect of, coercing stockholders not to vote for U.S. Surgical's nominees. Specifically, stockholders who otherwise would vote for these nominees in order to oust Auhll from the Board will not do so, because they know that Defendants will simply put Auhll back on the Board after the election. Alternatively, such stockholders will vote for Circon's slate, believing that Auhll's continuing as a director is a foregone conclusion regardless of how they vote. Furthermore, even if stockholders vote for U.S. Surgical's nominees, and oust Auhll from the Board, they will be disenfranchised by Defendants' reappointment of Auhll after he is defeated at the ballot box.

     67.  Plaintiffs and Circon's stockholders have no adequate remedy at law.

                                  COUNT TWO
                   [For Breach of the Duty of Disclosure]

     68. Plaintiffs repeat each of the foregoing allegations as if fully set forth herein.

     69. The Defendants owe to all Circon stockholders a duty of disclosure to disclose fully and truthfully all material facts relating to the election of directors. The duty of disclosure is intended to ensure that fiduciaries provide stockholders with all the information necessary for each stockholder to make a fully informed vote.

     70. Defendants have concluded that in an uncoerced vote, Circon's stockholders would reject Defendants' slate of directors and elect U.S. Surgical's nominees as a first step in facilitating the sale of the company to the highest bidder. In order to avoid this result, and in violation of their duties of disclosure and loyalty, Defendants authorized the filing and dissemination of the Circon Proxy Statement, which is false and misleading in several material respects and which unfairly and falsely disparages U.S. Surgical and its nominees. Specifically, the Circon Proxy Statement:

   (i) fails to disclose the Circon Board's recent board packing activities. While the Proxy Statement identifies the two newly appointed directors as directors serving since 1997, it does not disclose (a) that one of the new directors could have been placed in the class of directors who will be up for election this year; or (b) the reasons why the Circon Board appointed these individuals so as to preclude stockholders from voting them out of office at the upcoming election.

   (ii) states that the Circon Board "may" re-appoint Auhll to the Board if the stockholders turn him out of office, but does not disclose (a) that in fact, the Board already has determined to do just that; or alternatively (b) the criteria the Circon Board will consider in making the decision to re-appoint Auhll and (c) the criteria the Board will use to determine whether to create a new vacancy for Auhll by expanding the Board or causing an incumbent director to resign.

   (iii) misleadingly states that U.S. Surgical has agreed to indemnify the U.S. Surgical nominees for "certain liabilities they may incur in the course of discharging their duties as directors of Circon." That statement omits material facts that render it false and misleading. Defendants fail to disclose that U.S. Surgical has only agreed to provide its nominees, if elected, with precisely the same indemnification as Circon provides to its own nominees and directors in the event Circon refuses to provide such indemnification to U.S. Surgical nominees after they are elected. Such indemnification does not include indemnification for breach of the duty of loyalty. Circon's reference to indemnification for "certain liabilities" creates the false impression that U.S. Surgical has agreed to indemnify the nominees for breaches of the duty of loyalty, particularly in light of Circon's suggestion that as a result of the indemnification the nominees may have a conflict of interest.

   (iv) falsely states that the U.S. Surgical nominees may have a conflict of interest once elected to the Circon Board, primarily because, according to Circon, these nominees would be beholden to U.S. Surgical as a result of having previously been given shares of Circon stock by U.S. Surgical. Yet, Circon also states that Circon has decided to award Circon shares to its own incumbent directors, including its nominees, in order to ensure that these directors' interests are aligned with, and do not conflict with, the interest of Circon stockholders. The Proxy Statement fails to disclose how the same fact -- I.E., providing nominees with Circon shares -- can align the interests of its own nominees with stockholders, yet cause U.S. Surgical's nominees to have a conflict with those stockholders.

   (v) falsely states that U.S. Surgical Nominees may be beholden to U.S. Surgical, rather than to Circon stockholders, because the U.S. Surgical Nominees have received $100,000 in compensation in the form of Circon stock and other benefits from U.S. Surgical, but fails to disclose that this compensation is not contingent on any actions taken by such nominees after they are elected to the Board.

     71. The material false and misleading statements referred to above constitute a violation of the fiduciary duties of disclosure and loyalty, and were intended to skew the election in favor of Circon's nominees.

     72. Plaintiffs and Circon's stockholders have no adequate remedy at law.

                                 COUNT THREE
                                 -----------

     [Ultra Vires Acts]

     73. Plaintiffs repeat and reallege each and every foregoing allegation as if fully set forth herein.

     74. Circon's certificate of incorporation provides that directors "whose term expires at such annual shareholders' meeting shall be elected for a three year term." Section 141(d) of the Delaware General Corporation Law likewise requires a director to be elected by the stockholders at least every three years. The Directors' intention to appoint Auhll to the Board after he is denied re-election for a new term violates the Certificate of Incorporation and 8 DEL. C. Section 141(d) because Auhll will have served a six year term without election at a shareholders meeting.

     75. For the foregoing reasons, the intended appointment of Auhll to the Circon Board is ULTRA VIRES and void.

     76. Plaintiffs and Circon's stockholders have no adequate remedy at law.


                                   COUNT FOUR
                                   ----------

                      [Petition Pursuant to Section 225]

     77. Plaintiffs repeat and reallege each and every foregoing allegation as if fully set forth herein.

     78. pursuant to 8 DEL. C. Section 225, any stockholder may petition this Court for a determination of the persons who are entitled to serve as directors of a Delaware corporation.

     79. As alleged herein, Defendants Cloutier and Thompson were not elected to the board of directors by the stockholders of Circon, were not validly appointed, and therefore are not entitled to hold office as directors. Their purported appointment as directors of Circon was a breach of fiduciary duty and that action is void (or will become void upon the order of this Court).

     80. Furthermore, if Auhll is not re-elected by the stockholders of Circon and is thereafter appointed to the Board of Directors by the other Defendants, he will not be a validly elected or appointed member of the Board of

Directors. For the reasons alleged above, the Defendants' appointment of Auhll to the Board will be a breach of their fiduciary duty and that action will be void (or will become void upon the order of this Court).

     81. Plaintiffs and Circon's stockholders have no adequate remedy at law.

                                   COUNT FIVE
                                   ----------

                         [For Breach of Fiduciary Duty]

     82. Plaintiffs repeat each of the foregoing allegations as if fully set forth herein.

     83. The Defendants were and are obligated to consider the Offers, and all reasonable acquisition proposals, in a timely fashion and on an informed basis, and must be guided by the single principle of the best interests of the corporation, its stockholders and other relevant constituencies. They may not place management's own self-interests and personal considerations ahead of the interests of Circon stockholders.

     84. The Defendants rejected the Offer, adopted the Rights Plan, and have failed to redeem the Rights Plan, for the sole or primary purpose of perpetuating Auhll's and incumbent management's control of Circon and their continued enjoyment of the perquisites of such continuing control, all to the detriment of Circon and its stockholders.

     85. In addition, the Defendants have already decided, in advance, to defeat any future unfriendly offer, regardless of price or any other factor, and regardless of the adverse consequences such decision will have upon Circon's stockholders. The Defendants made this decision without undertaking the careful review and analysis of the particular offer, which review is mandated of directors under Delaware law.

     86. As a result of the foregoing, the Defendants have breached their fiduciary duties of loyalty and care to Circon's stockholders.

     87. Plaintiffs have no adequate remedy at law.

                                    COUNT SIX

                        [For Breach of Fiduciary Duty]

     88. Plaintiffs repeat each of the foregoing allegations as if fully set forth herein.

     89. The Compensation Plan was adopted for the sole or primary purpose of entrenching current Circon management, regardless of the effect on Circon stockholders, and serves no legitimate justification. Furthermore, the Compensation Plan is unreasonable in relation to any purported threat posed, and was not adopted in good faith and after reasonable investigation.

     90. In addition, the Compensation Plan impermissibly interferes with the stockholders' right to elect directors capable of fully exercising their fiduciary duties and directorial powers, in that it prevents any duly-elected Board, other than the incumbent Board or its hand-picked successors, from terminating the Compensation Plan -- even if such Board concludes that termination would serve the best interests of Circon and its shareholders.

     91. The Defendants also were grossly negligent in adopting the Compensation Plan in that, among other things, they failed to ascertain the cost to the company of adopting the Plan, and therefore did not, and could not, undertake a responsible cost-benefits analysis before hastily adopting this unique compensation package.

     92. As a result of the foregoing, the Director Defendants have breached their fiduciary duties of care and loyalty under Delaware law.

     93. Plaintiffs have no adequate remedy at law.

                                  COUNT SEVEN

                       [For Breach of the Duty of Candor]

     94. Plaintiffs repeat each of the foregoing allegations as if fully set forth herein.

     95. The Defendants owe to all Circon stockholders a duty of candor to disclose fully and truthfully all mate-rial facts relating to the Board's opposition to the Offer. The duty of candor is intended to ensure that fiduciaries not deny their CESTUI QUE TRUST information necessary for them to make informed decisions as to the trust, including investment decisions.

     96. The Circon Schedule 14D-9 and the amendments thereto contain materially false and misleading statements and omit material information, including the following:

          (i) The Schedule 14D-9 discloses management's belief that the long-term values of the strategic plan exceed the Offer, without disclosing the Company's previous inability to achieve the expected benefits and synergies from the Acquisition, which is the centerpiece of this strategic plan; the fact that the integration of the Cabot/Circon operations, to date, has fallen well short of expectations; and that; based on the continuing downward trend of their business, management is concerned about their ability ever to achieve the highly publicized expected synergies and benefits from the Acquisition.

          (ii) The Auhll Letter (Exh. C at 1) unequivocally states that Circon's "strategic plan . . . will reward stockholders with greater value than they can obtain through tendering their shares in this offer," without disclosing the facts set forth in (i) above, and the numerous uncertainties inherent in the strategic plan.

          (iii) Circon failed to disclose that the Compensation Plan unlawfully discriminates against, and limits the ability of, duly elected future directors of Circon to exercise their fiduciary duties, by providing that only the current Board or its hand-picked successors can amend, modify or eliminate the Compensation Plans. The Circon Board also falsely stated that the "Plan is designed to help Circon retain its employees . . ." (Exh. C at 2) without disclosing that incumbent management unilaterally can terminate the plan or any designated employee's right to participate therein at any time.

      97. The failure to provide the requisite material information in a truthful manner disables stockholders from accurately assessing Circon management's bias and from making informed decisions with respect to their investment in Circon. As a result, the Defendants have breached their duty of candor to Circon stockholders.

      98. Plaintiffs and Circon's stockholders have no adequate remedy at law.

                                   COUNT EIGHT
                                   -----------

                        [For Breach of Fiduciary Duty]

      99. Plaintiffs repeat and reallege each and every foregoing allegation as if fully set forth herein.

     100. The Offer is not "front-end loaded" or coercive in any other way. It represents a substantial premium over the market price of Circon shares, and offers full and fair value to all Circon stockholders. The Offer complies with all applicable laws and other obligations -- including, without limitation, the securities laws, the antitrust laws, and all other legal obligations to which plaintiffs are subject -- and poses no threat to the interests of Circon's stockholders or to Circon's corporate policy or effectiveness.

     101. Under these circumstances, the sole purpose and effect of Circon's anti-takeover devices is to force management's strategic plan upon Circon's stockholders, and to prevent stockholders from deciding for themselves whether or not to accept the Offer. Accordingly, these anti-takeover devices are coercive and preclusive, and are not proportionate, nor within the range of reasonable responses, to the Offer or any alleged threat posed by the Offer.

     102. The Defendants' actions in adopting these anti-takeover responses to the Offer constituted a breach of their fiduciary duties of care and loyalty to Circon's stockholders. Accordingly, Circon's use of such measures should be enjoined by this Court.

     103. Plaintiffs do not have an adequate remedy at law.


                                   COUNT NINE
                                   ----------

                              [Injunctive Relief]

     104. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth herein.

     105. Section 203 of the Delaware General Corporation Law, entitled "Business Combinations With Interested Stockholders," applies to any Delaware corporation that has not opted out of the statute's coverage. Circon has not opted out of the statute's coverage.

     106. Section 203 was designed to impede coercive and inadequate tender offers. Section 203 provides that if a person acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder"), such interested stockholder may not engage in a "business combination" with the corporation (defined to include a merger or consolidation) for three years after the interested stockholder becomes such, unless: (i) prior to the 15% acquisition, the corporation's board of directors has approved either the acquisition or the business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock (excluding stock owned by (a) persons who are directors and also officers and (b) certain employee stock plans) in the same transaction in which it crosses the 15% threshold, or
(iii) on or subsequent to such time of the 15% acquisition, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of the corporation's stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     107. The Offer in this case is a fully financed, all cash offer, available to all Circon stockholders for all outstanding shares. The Offer is not "front-end loaded" or otherwise coercive in nature, is at a substantial premium, and presents a full and fair value to Circon stockholders. Furthermore, the Offer poses no threat to the interests of Circon's stockholders or to Circon's corporate policy and effectiveness.

     108. Under Section 203 of the Delaware General Corporation Law, the Defendants can render this section inapplicable to the Offer by approving the Offer. As a result of the facts alleged herein, the Defendants' failure to approve the Offer, and to take any other steps necessary to render Section 203 inapplicable, constitutes a breach of fiduciary duty to Circon's stockholders.

     109. Plaintiffs do not have an adequate remedy at law.

                                 IRREPARABLE INJURY
                                 ------------------

     110. Unless preliminary and permanent injunctive relief is granted, Plaintiffs and Circon's stockholders will be irreparably harmed in at least the following respects:

     (a) The election process at the upcoming annual meeting will be irreparably tainted. Stockholders who would otherwise vote for U.S. Surgical's nominees in order to defeat Auhll's re-election will believe that there is no reason to vote, because even if they vote overwhelmingly to kick Auhll of [sic] the Board, Defendants will put him back on the Board after the election. Other stockholders who would otherwise vote for U.S. Surgical's nominees in order to defeat Auhll's re-election nevertheless will vote for Circon on the belief that the result is a foregone conclusion -- I.E., Auhll will remain a director regardless of the outcome of the vote. Still other stockholders who otherwise would vote for U.S. Surgical's nominees will not do so because such a vote will be a vote for three directors -- the U.S. Surgical Nominees and Auhll.

     (b) Circon's shareholders will be disenfranchised by being deprived of their fundamental right to vote directors off the Board.

     (c) The cumulative effect of the Defendants' manipulating Board seats to prevent indefinitely a change in the majority of the Board, making false and misleading statements to stockholders, and refusing to redeem the Rights Plan, will be to preclude U.S. Surgical from acquiring control of Circon through the Offer or through the electoral process.

     (d) Circon's stockholders will lose their unique opportunity to obtain an impressive premium for their investment; and U.S. Surgical will be deprived of realizing the benefits of a unique business opportunity.

     (e) Circon's stockholders will be deprived of the full and accurate information to which they are entitled in connection with their decision to vote at the upcoming election of directors.

     (f) Circon's stockholders will be discouraged from tendering their shares to Plaintiffs because of the misinformation caused by Defendants' false, misleading and omissive statements.

     WHEREFORE, Plaintiffs respectfully request that this Court enter an order:

          a. preliminarily and permanently enjoining Defendants from electing or appointing Auhll to the Circon Board of Directors after Auhll is voted off the Board Circon [sic] at the October 6, 1997 annual meeting;

          b. declaring void the purported election or appointment of Cloutier and Thompson to the Board of Directors of Circon;

          c. enjoining the Circon Board from expanding the number of directors while U.S. Surgical's Offer is open;

          d. requiring that appropriate corrective disclosure be made in order to cure all of the materially false and misleading statements and omissions made by Circon and the Director Defendants in connection with the Proxy contest, the annual meeting of stockholders, or the election of directors;

          e. preliminarily and permanently enjoining Circon's directors, officers, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any steps to impede or frustrate the ability of Circon's stockholders to consider and make their own determination as to whether to accept the terms of the Offer, or taking any other action to thwart or interfere with the Offer;

          f. preliminarily and permanently enjoining Circon's Board of Directors from triggering the distribution of the Rights associated with the Rights Plan;

          g. compelling Circon's Board of Directors to redeem the Rights associated with the Rights Plan or to amend the Rights Plan so as to make the Rights inapplicable to the Offer and preliminarily and permanently enjoining Circon, its directors, officers, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any action to implement, distribute or recognize any rights or powers with respect to said Rights (other than to redeem the Rights), and from taking any actions pursuant to the Rights Plan that would dilute or interfere with U.S.

Surgical's voting rights or in any other way discriminate against U.S. Surgical in the exercise of its rights with respect to its Circon stock;

          h. compelling Circon's Board of Directors to approve the Offer for the purposes of Section 203, and preliminarily and permanently enjoining Circon, its directors, officers, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any actions to enforce or apply Section 203 that would interfere with the commencement, continuation or consummation of Circon's Offer;

          i. compelling Circon's Board of Directors to terminate the Compensation Plan, and preliminarily and permanently enjoining defendants, and their agents, servants, attorneys, assigns, successors, and all persons in active concert or participation with them from modifying the compensation structure in place before the Offer was commenced;

          j. requiring that appropriate corrective disclosure be made in order to cure all of the materially false and misleading statements and omissions made by Circon and the Defendants in their Schedules 14D-9 in connection with the purchase or sale of Circon stock;

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

          k. awarding plaintiffs their costs and disbursements, including attorneys' fees, incurred in this action; and

          l. granting plaintiffs such other and further relief as the Court shall deem just and proper.


                                       SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM LLP

                                       By
                                         -------------------------------------
                                         Edward P. Welch
                                         Paul J. Lockwood
                                         One Rodney Square
                                         P.O. Box 636
                                         Wilmington, Delaware 19899
                                         (302) 651-3000

                                         Attorneys for Plaintiffs
                                         UNITED STATES SURGICAL
                                         CORPORATION and
                                         USS ACQUISITION CORP.

Of Counsel:
Barry H. Garfinkel
George A. Zimmerman
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM
919 Third Avenue
New York, NY 10022
(212) 735-3000

Thomas R. Bremer
Scott Spitzer
UNITED STATES
  SURGICAL CORPORATION
150 Glover Avenue
Norwalk, CT 06850
(203) 845-1000


DATED:  September 15, 1997



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